FOR RELEASE AT _____ PM EST ON
                                                     JUNE 9, 1998

            Contact: Darrell D. Pittard, Chairman and Chief Executive Officer
                                                                           or
   Michael E. Ricketson, Executive Vice President and Chief Financial Officer

                                                                 404-814-3090

                 - PREMIER BANCSHARES, INC. AND
          LANIER BANK & TRUST COMPANY COMPLETE MERGER -


      Atlanta, Georgia, June 9, 1998 - Premier Bancshares, Inc. (American Stock Exchange - PMB) completed the merger of Lanier Bank and Trust Company in Cumming, Georgia into its Georgia bank subsidiary Premier Bank. Each share of Lanier Bank and Trust Company common stock issued and outstanding will be converted into and exchanged for the right to receive 1.980 shares of Premier Bancshares common stock.

      Premier Bancshares, Inc., is a bank holding company with three subsidiaries serving the greater metropolitan Atlanta area and key areas of northeast Georgia: Premier Bank, Central and Southern Bank of Georgia, and Premier Lending Corporation. Premier Bancshares' subsidiaries operate a total of 36 offices and with pending acquisitions, Premier Bancshares, Inc. will be the third largest full-service bank holding company headquartered in Georgia.

      Darrell D. Pittard, Chairman and Chief Executive Officer of Premier Bancshares, Inc. said, "The addition of these offices will enhance Premier's presence as North Georgia's highest performing bank holding company, and add to our growing presence in the North Metro Atlanta area."

     Premier Bancshares, Inc. has total assets of approximately
$910 million, shareholders' equity of approximately $84 million, and a market capitalization of approximately $475 million.